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Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

The Board of Directors and Stockholders
FTD, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of FTD, Inc. of our reports dated July 29, 2002, with respect to the consolidated balance sheets of FTD, Inc. and subsidiaries as of June 30, 2002 and 2001, and the related consolidated statements of operations and comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 2002, and the related financial statement schedule, which reports appear in the June 30, 2002, annual report on Form 10-K of FTD, Inc.

Chicago, Illinois
November 12, 2002

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  Exhibit 23.1